NSAR Question 77C ? Global Total Return Supplemental Proxy Information A meeting of the Fund?s shareholders was held on July 2, 2003, in conjunction withshareholder meetings for certain other funds within the JennisonDryden MutualFund complex. The meeting was held for the following purposes:(1) To elect the following ten individuals to serve on the Fund?s Board of Directorsto a term until the earlier to occur
(a) the next meeting of shareholders at whichBoard Members are elected and until their successors are elected and qualifiedor (b) until their terms expire in accordance with each Fund?s retirement policy which generally calls for the retirement of Directors on December 31 of the year in which they reach the age of 75.

? David E. Carson
? Robert E. La Blanc
? Douglas H. McCorkindale
? Stephen P. Munn
? Richard A. Redeker
? Robin B. Smith
? Stephen Stoneburn
? Clay T. Whitehead
? Judy A. Rice
? Robert F. Gunia

(2) To approve a proposal to permit the manager to enter into, or make materialchanges to, subadvisory agreements without shareholder approval.

(3) To permit an amendment to the management contract between PI and the Fund.

(4) To approve changes to fundamental investment restrictions and policies. The results of the proxy solicitation on the above matters were:

Director/Manager/ 			Votes			 Votes
Investment Restriction 		For			Against	Abstentions
(1) David E. Carson 		18,805,710 		?		?
Robert E. La Blanc 			18,799,600 		?	?
Douglas H. McCorkindale 		18,822,781 		?	?
Stephen P. Munn 			18,829,047 		?	?
Richard A. Redeker 		18,819,631 		?		?
Robin B. Smith 			18,801,504 		?		?
Stephen Stoneburn 			18,814,693 		?	?
Clay T. Whitehead 			18,815,361 		?	?
Judy A. Rice 				18,815,959 		?	?
Robert F. Gunia 			18,814,620 		?	?

(2) Subadvisory agreement 	14,420,706 		2,729,875 	854,500

(3) Amendment to management
contract 				16,737,533 	2,246,624 	918,212

(4) Fundamental investment restrictions
(4a) Issuing senior securities,
borrowing money or pledging
assets 				14,829,436 		2,265,221 	910,425

(4b) Buying and selling real estate 15,028,661 		2,114,129 	862,292

(4c) Buying and selling commodities
and commodity contracts 		14,789,576 	2,254,258 	961,248

(4d) Fund concentration 		15,017,177 	2,018,667 	969,237

(4e) Making loans 			14,721,102 	2,400,672 	883,307

(4f) Other investment restrictions,
including investing in securities
of other investment companies 	14,987,332 		2,087,424 	930,326


A meeting of the Fund?s shareholders was held on July 24, 2003, in conjunction with shareholder meetings for certain other funds within the Prudential Mutual Fund complex. The meeting was held for the following purposes:

(1) To approve amendments to the Fund?s Articles of Incorporation.

The result of the proxy solicitation on the above matter was:
         Votes 		Votes
         For 			Against 	Abstentions

(1) Amendments to the Articles of
Incorporation 			15,425,565 		1,846,510 	989,650